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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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First Community Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST COMMUNITY CORPORATION
5455 Sunset Boulevard
Lexington, South Carolina 29072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 20, 2008

Dear Fellow Shareholder:

        We cordially invite you to attend the 2008 Annual Meeting of Shareholders of First Community Corporation, the holding company for First Community Bank, N.A. At the meeting, we will report on our performance in 2007 and answer your questions. We are excited about our accomplishments in 2007 and look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

        This letter serves as your official notice that we will hold the meeting on May 21, 2008 at 11:00 a.m. at the South Carolina State Museum, Vista Room, 301 Gervais Street, Columbia, South Carolina for the following purposes:

  1.
  To elect five Class II directors to serve on the board of directors each for three-year terms;

  2.
  To ratify the appointment of our independent registered public accountants; and

  3.
  To transact any other business that may properly come before the meeting or any adjournment of the meeting.

        Shareholders owning our common stock at the close of business on March 31, 2008 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company's offices prior to the meeting.

        Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to vote as soon as possible by telephone, through the Internet, or by signing, dating and mailing your proxy card in the envelope enclosed. Telephone and Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on your proxy card. However, if your shares are held in "street name," you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

By order of the Board of Directors,

James C. Leventis Chairman of the Board	Michael C. Crapps President and Chief Executive Officer

5455 Sunset Boulevard, Lexington, South Carolina 29072 /
Telephone: (803) 951-2265 / Fax: (803) 951-1722

FIRST COMMUNITY CORPORATION
5455 Sunset Boulevard
Lexington, South Carolina 29072

Proxy Statement for Annual Meeting of
Shareholders to be Held on May 21, 2008

        Our board of directors is soliciting proxies for the 2008 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

Voting Information

        The board set March 31, 2008 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 3,196,854 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

        Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

        When you sign the proxy card, you appoint David K. Proctor and Joseph G. Sawyer as your representatives at the meeting. Messrs. Proctor and Sawyer will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Proctor and Sawyer will vote your proxy for the election to the Board of Directors of all nominees listed below under "Election of Directors" and to ratify the appointment of our independent registered public accountants. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Messrs. Proctor and Sawyer will vote your proxy on such matters in accordance with their judgment.

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

        Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

        We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Upon written or oral request, we will promptly deliver a separate copy of our annual report on Form 10-K or this proxy statement to our shareholders at a shared address to which a single copy of the document was delivered. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 20, 2008.

Proposal No. 1: Election of Directors

        The board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class II directors will expire at the meeting. The terms of the Class III directors will expire at the 2009 Annual Shareholders Meeting and the terms of the Class I directors will expire at the 2010 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III
Richard K. Bogan, M.D.	Thomas C. Brown	Chimin J. Chao
Michael C. Crapps	O.A. Ethridge, D.M.D.	James C. Leventis
Hinton G. Davis	W. James Kitchens, Jr.	Loretta R. Whitehead
Anita B. Easter	Roderick M. Todd, Jr.	J. Thomas Johnson
George H. Fann, Jr., D.M.D.	Mitchell M. Willoughby	Alexander Snipe, Jr.

        There are currently five directors in Class II. Shareholders will elect five nominees as Class II directors at the meeting to serve a three-year term, expiring at the 2011 Annual Shareholders Meeting. The directors will be elected by a plurality of the votes cast at the meeting. This means that the five Class II nominees receiving the highest number of votes will be elected directors. The board of directors recommends that you elect Thomas C. Brown, O. A. Ethridge, D.M.D., W. James Kitchens, Jr., Roderick M. Todd, Jr., and Mitchell M. Willoughby as Class II directors. All nominees are currently members of the board and each has consented to being named in this Proxy Statement and to serving as a director on the board if elected.

        If you submit a proxy but do not specify how you would like it to be voted, Messrs. Proctor and Sawyer will vote your proxy to elect Mr. Brown, Dr. Ethridge, Mr. Kitchens, Mr. Todd, and Mr. Willoughby. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Messrs. Proctor and Sawyer will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

Information Regarding Nominees for Directors

        Set forth below is certain information about the Class II nominees, each of whom is also a director of the bank:

        Thomas C. Brown, 49, Class II director, has served as a director of the company since its formation in 1994. Since 1989, Mr. Brown has been the president and owner of T.C.B. Enterprises of South Carolina, Inc., a restaurant business based in Myrtle Beach. Mr. Brown graduated from Clemson University in 1981 with a B.S. degree in Civil Engineering. He serves part-time as an ordained minister at All Saints Church, Pawleys Island, South Carolina.

        O.A. Ethridge, D.M.D., 64, Class II director, has served as a director of the company since its formation in 1994. Dr. Ethridge currently resides in Lexington, South Carolina and has practiced children's dentistry in West Columbia, South Carolina for more than 20 years. After graduating with a B.A. degree in Science from Erskine College in Due West, South Carolina in 1965, Dr. Ethridge received a D.M.D. in 1971 from the University of Louisville School of Dentistry in Louisville, Kentucky. He became a pedodontist in 1974 after receiving a pedodontist specialty from Children's Medical Center in Dayton, Ohio.

        W. James Kitchens, Jr., 46, Class II director, has served as a director of the company since its formation in 1994. Mr. Kitchens is a Certified Public Accountant and holds the Chartered Financial Analyst designation. He is the president of The Kitchens Firm, P.A., a certified public accounting firm in Columbia. Mr. Kitchens earned a B.S. degree in Mathematics from The University of the South and an M.B.A. degree from Duke University.

        Roderick M. Todd, Jr., 43, Class II director, has served as a director of the company since our merger with DeKalb Bankshares, Inc. in June 2006. He served as a director of DeKalb Bankshares, Inc. and the Bank of Camden from its inception in 2001 until June 2006. In July 2000, Mr. Todd founded the law firm Roderick M. Todd, Jr. Attorney and Counselor at Law. Formerly he was a partner in Cooper and Todd, LLP, Attorneys, from 1994 to 2000. He currently serves as a Summary Court Judge, for Kershaw County, South Carolina and as a Municipal Judge for the City of Camden, South Carolina.

        Mitchell M. Willoughby, 60, Class II director, has served as a director of the company since its formation in 1994. Mr. Willoughby has lived in Columbia, South Carolina since 1970 and practiced law since 1975. He is currently a founding member of the law firm Willoughby & Hoefer, P.A. Mr. Willoughby formerly served as general counsel to the Greater Columbia Chamber of Commerce and serves in the South Carolina Army National Guard with the rank of Brigadier General. He received a B.S. degree in 1969 from Clemson University and a J.D. degree from the University of South Carolina in 1975.

Information Regarding Continuing Directors

        Set forth below is also information about each of the company's other directors and each of its executive officers. Each of the following directors is also a director of our bank.

        Richard K. Bogan, 62, Class I director, has served as a director of the company since its formation in 1994. Dr. Bogan has practiced medicine in Columbia, South Carolina since he started Pulmonary Associates of Carolina in 1978. He graduated with a B.S. degree from Wofford College in Spartanburg in 1966 and earned an M.D. degree from the Medical College of South Carolina in Charleston in 1970. Dr. Bogan has been president of Bogan Consulting, Inc., a medical consulting company, since December 1992 and holds memberships in numerous medical organizations. He is currently chairman and chief medical officer of SleepMed Inc.

        Michael C. Crapps, 49, Class I director, has served as our president and chief executive officer and as a director of the company since its formation in 1994. A lifelong Lexington County resident, he began his banking career with South Carolina National Bank in 1980, and by the time he changed jobs in 1985 he was a vice president and senior commercial lender in a regional office of that bank. From 1985 to 1993, he worked for Republic National Bank in Columbia, becoming president, chief executive officer, and a director of that bank. During his career, Mr. Crapps has been responsible for virtually all aspects of banking, including branches, commercial banking, operations, credit administration, accounting, human resources, and compliance. He also serves the banking industry through his involvement in the South Carolina Bankers Association having served as its Chairman and on its Board of Directors. Mr. Crapps was selected as the 1997 Young Banker of the Year by the South Carolina Bankers Association. He received a B.S. degree in Economics in 1980 from Clemson University and an M.B.A. degree from the University of South Carolina in 1984. Mr. Crapps is also a graduate of the L.S.U. Banking School of the South. Mr. Crapps is presently on the boards of directors of the South Atlantic Division of the American Cancer Society (and serves as its chairman), the Saluda Shoals Park Foundation and the Lexington School District #1 Foundation. He is also a past chairman of the Lexington Chamber of Commerce.

        Hinton G. Davis, 70, Class I director, has served as a director of the company since its formation in 1994. Mr. Davis is the founder and former chief executive officer of Capital City Insurance Company, Inc. and Davis Garvin Agency, Inc., an insurance company and insurance agency, respectively. Since founding these companies in 1981, Mr. Davis worked as chief executive officer and primary owner of three related insurance businesses: Southeastern Claims Services, Inc., Capital E & S Brokers, and Charter Premium Audits. In 2007, Mr. Davis sold the insurance company, insurance agency and related companies. He continues to be associated with the various companies in a consulting capacity. Mr. Davis has resided in Columbia for over 20 years and holds a B.B.A. degree in Insurance from the University of Georgia.

        Anita B. Easter, 63, Class I director, has served as a director of the company since its formation in 1994. Ms. Easter is retired. She is a former owner and director of Anchor Continental, Inc., a manufacturer of pressure sensitive tapes. She received a B.S. in Nursing from the University of South Carolina in 1979. In 2003, she completed the South Carolina Bankers Association Bank Directors College at the University of South Carolina. She is past chair of the Greater Columbia Community Relations Council and is a member of Women in Philanthropy, the Columbia Luncheon Club and the League of Women Voters. In 2007, She participated in a seminar entitled "Community Bank Supervisor" sponsored by the Office of the Comptroller of the Currency and in a seminar entitled "Director and Management Succession: Picking Your Bank's Next Leaders" sponsored by the American Bankers Association.

        George H. Fann, Jr., D.M.D., 63, Class I director, has served as a director of the company since its formation in 1994. Dr. Fann has practiced dentistry in West Columbia, South Carolina for 34 years. He earned a B.S. degree from Clemson University in 1966 and a D.M.D. from the University of Louisville School of Dentistry in 1969. Dr. Fann is past chairman of the board of directors of Lexington Medical Center in West Columbia, South Carolina. Dr. Fann is a recipient of the Order of the Palmetto awarded by the Governor of South Carolina..

        Chimin J. Chao, 52, Class III director, has served as a director of the company since its formation in 1994. Mr. Chao lives in Lexington, South Carolina and since 1987 has been president of the engineering firm Chao and Associates, Inc. in Irmo, South Carolina. Mr. Chao is a member of the American Society of Engineers and the National Society of Professional Engineers. He received a M.S. degree in Structural Engineering at the University of South Carolina and holds a Professional Engineer license and General Contractors license in South Carolina.

        James C. Leventis, 70, Class III director, Chairman of the Board, has served as Chairman of the Board of Directors of the company since its formation in 1994. Mr. Leventis is of counsel with the law firm Rogers, Townsend & Thomas, PC where he has practiced since 1996. Mr. Leventis received a J.D. degree and a B.S. degree in Business Administration from the University of South Carolina. Mr. Leventis also has extensive experience in the banking industry. From 1964 to 1968, Mr. Leventis was a commercial lending officer with First National City Bank of New York; from 1968 to 1974, he served as vice president and general manager of Genway Corp., a nationwide leasing system of General Motors dealers; and from 1985 to 1988, he served as president and chairman of Republic National Bank in Columbia. Mr. Leventis is also past vice chairman of the School Board of Richland District I, a past member and former chairman of the Richland County Council and Central Midlands Regional Planning Council, and past president of the Alumni Association of the University of South Carolina. He served on the boards of the South Carolina State Chamber of Commerce, South Carolina Bankers Association, Business Development Corporation, the Governor's School for Science and Mathematics, the Indian Waters Council and Southeastern Region Boy Scouts of America, the City Center Partnership of Columbia, and the Blue Ribbon Committee, Richland County School District One.

        Loretta R. Whitehead, 65, Class III director, has served as a director of the company since its formation in 1994. Ms. Whitehead has been a realtor since 1981 and is currently a consultant with EXIT Real Estate in Columbia, South Carolina. She taught full-time from 1964 through 1968 after receiving a B.A. degree in English and Elementary Education from Columbia College in 1963. She is a board member of the Lexington Medical Center Foundation. She also took additional graduate work at the University of South Carolina and University of Tennessee from 1963 through 1968.

        J. Thomas Johnson, 61, Class III director, has served as Vice Chairman of the Board since our merger with DutchFork BancShares in October 2004. From October 2004 until October 2007 he served as executive vice president of the company and the bank. Mr. Johnson previously served as chairman and chief executive officer of DutchFork BancShares and Newberry Federal Savings Bank since 1984. Mr. Johnson has been in banking since 1968. He has served as Chairman of the Community Financial Institutions of South Carolina and formerly served on the board of directors of the South Carolina

Bankers Association. He is a member of the board of directors of the Federal Home Loan Bank of Atlanta representing South Carolina member banks. He is also chairman of Business Carolina, a statewide economic development lender. He received a B.S. in Marketing in 1968 from the University of South Carolina. He currently serves on the boards of the Newberry Opera House Foundation; Newberry Chamber of Commerce; the Central Carolina Alliance; the Central Carolina Community Foundation and the S.C. Independent Colleges and Universities.

        Alexander Snipe, Jr., 57, has served as a Class III director of our company since May 2005. Mr. Snipe has been the president and chief executive officer of Glory Communications, Inc. since September 1992. Glory Communications, Inc. operates five gospel radio stations located in South Carolina markets, including its first station, WFMV, which began broadcasting in November 1993 in Columbia, South Carolina. Prior to forming Glory Communications, Inc., Mr. Snipe was the general sales manager at a radio station for 10 years. He has over 20 years of broadcasting experience. Mr. Snipe serves on the board of the William L. Bonner Bible College, The National Association of Broadcasters Radio Board, The Radio Board's Membership Committee (chairman), and The Gospel Heritage Foundation. Mr. Snipe is a former board member of the Columbia Urban League and The Gospel Music Association, and he is past president of the South Carolina Broadcasters Association.

Information Regarding Remaining Executive Officers

        Set forth below is also information about each of our executive officers.

        David K. Proctor, 51, has been the senior vice president/senior credit officer of the company since First Community Bank opened for business in 1995. From May 1994 to June 1995, he was the vice president of credit for Republic Leasing Company. From 1987 to 1994, he held various positions with Republic National Bank in Columbia and most recently was executive vice president and senior credit officer. He is a 1979 graduate of Clemson University with a B.S. in business administration.

        Joseph G. Sawyer, 57, has been senior vice president/chief financial officer of the company since First Community Bank opened for business in 1995. Prior to joining the company, he was senior vice president and general auditor for the National Bank of South Carolina. He is a certified public accountant and a 1973 graduate of The Citadel with a B.A. in political science.

        J. Ted Nissen, 46, has been senior vice president and group executive of the company since July 1999. From July 1995 to July 1999 he was a vice president and city executive of the company. He is a 1984 graduate of Presbyterian College with a B.S. in business management.

PROPOSAL No. 2:
Ratification of Appointment of
Independent Registered Public Accounting Firm

        On March 20, 2008, the audit/compliance committee of the board of directors appointed Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2008. Although we are not required to seek shareholder ratification in the selection of our accountants, we believe obtaining shareholder ratification is desirable. If the shareholders do not ratify the appointment of Elliott Davis, the audit committee will re-evaluate the engagement of our independent auditors. Even if the shareholders do ratify the appointment, our audit committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interest of us and our shareholders. We expect that a representative of Elliott Davis will attend the meeting and will be available to respond to appropriate questions from shareholders.

        The board unanimously recommends that shareholders vote FOR the ratification of the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2008.

        If a quorum is present, the proposal will be approved if the number of shares of common stock voted in favor of the matter exceed the number of shares of common stock voted against the matter. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter.

CORPORATE GOVERNANCE

        The board of directors met 12 times in 2007. Each director in 2007 attended at least 75% of the combined total of meetings of the board of directors and meetings of each committee on which such director served, with the exception of Mr. Davis, who attended 50%, or 6 of 12 meetings, during 2007.

        Neither the board nor the governance committee has implemented a formal policy regarding director attendance at an annual meeting of shareholders. Board members are expected to attend the annual shareholders meeting. In 2007, 12 directors attended the 2007 Annual Meeting of Shareholders.

        In accordance with NASDAQ Marketplace Rules, the board of directors determines the independence of each director and nominee for election as a director in accordance with the standards set forth in Rule 4200(a)(15). The board has determined that a majority of its members are independent as defined by the listing standards of the rule. Specifically, our board of directors has determined that the following directors are independent: Richard K. Bogan, M.D., Thomas C. Brown, Chimin J. Chao, Hinton G. Davis, Anita B. Easter, O. A. Ethridge, D.M.D., George H. Fann, Jr., D.M.D., W James Kitchens, Jr., Alexander Snipe, Jr., Roderick M. Todd, Jr., Loretta R. Whitehead, and Mitchell M. Willoughby.

        The board of directors has established a Code of Business Conduct and Ethics that applies to all directors, officers and employees, which may be found on our website at www.firstcommunitysc.com. The information on our website is not part of this proxy statement. The company intends to post on its website all disclosures that are required by law or The NASDAQ Capital Market listing standards concerning any amendments to, or waivers from, the Code of Business Conduct and Ethics. Shareholders may request a copy of the Code of Business Conduct and Ethics by written request directed to First Community Corporation, Attention: Corporate Secretary, 5455 Sunset Blvd. Lexington, South Carolina 29072.

        Shareholders may communicate directly to the board of directors in writing by sending a letter to the board at: First Community Corporation, Attention: Corporate Secretary, 5455 Sunset Blvd. Lexington, South Carolina 29072. All letters directed to the board of directors will be received and processed by the corporate secretary and will be forwarded to the chairman of the nominations and corporate governance committee without any editing or screening.

Committees of the Board

        Our board of directors of has three standing committees: the audit/compliance and insurance committee, the human resources/compensation committee and the nominations and corporate governance committee. Each committee serves in a dual capacity as a committee of the company and the bank.

Audit/Compliance Committee

Membership
Mitchell M. Willoughby, Chairman
Anita B. Easter
O. A. Ethridge, D.M.D.
W. James Kitchens, Jr.
Loretta R. Whitehead

        The board of directors has determined that all members are independent, as contemplated in the listing standards of the Financial Industry Regulatory Authority and The NASDAQ Capital Market. Our board has determined that Mr. Kitchens, who was appointed to the audit committee on March 16, 2004, qualifies as an audit committee financial expert under SEC rules. The audit committee met four times in 2007.

        The audit committee has the responsibility of reviewing the company's financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The board of directors has adopted an audit committee charter which may be found on our website at www.firstcommunitysc.com by clicking on the link for "Investor Relations." The charter outlines the committee's responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and may be amended by the board at any time. The audit committee reports its findings to the board of directors.

Human Resources/Compensation Committee

Membership
Thomas C. Brown, Chairman
Chimin J. Chao
Hinton G. Davis
Loretta R. Whitehead

        The human resources/compensation committee is comprised entirely of independent directors as prescribed by The NASDAQ Capital Market listing standards. The board of directors has adopted a compensation committee charter, which may be found on our website at www.firstcommunitysc.com by clicking on the link for "Investor Relations." The compensation committee met three times during 2007. This committee is responsible for determining director and executive officer compensation.

        The compensation committee is responsible for developing and making recommendations to the board with respect to the company's executive compensation policies and for the approval and administration of the company's existing and proposed executive compensation plans, including determining the contents of the company's executive compensation plans, authorizing the awards to be made pursuant to such plans and reviewing and approving annually all compensation decisions relating to the company's executive officers, including the president and chief executive officer and the other executive officers named in the Summary Compensation Table. The compensation committee has the sole authority to select, retain and terminate a compensation consultant and approve such consultant's fees and other retention terms.

Nominations and Corporate Governance Committee

Membership
George H. Fann, Chairman
Chimin J. Chao
Alexander Snipe, Jr.
Mitchell M. Willoughby
Roderick M. Todd, Jr.

        The nominations and corporate governance committee is comprised entirely of independent directors as prescribed by The NASDAQ Capital Market listing standards. This committee met three times during 2007.

        On March 16, 2004, our board adopted a nominating committee charter which may be found on our website at www.firstcommunitysc.com.com by clicking on the link for "Investor Relations." The charter provides that the responsibilities of the committee include: (a) reviewing the qualifications and independence of the members of the board and its various committee assignments; (b) evaluating incumbent directors in determining consideration for reelection; (c) recommending board nominees for election as officers; (d) providing guidance on board and corporate governance issues; and (e) considering director candidates recommended by shareholders who submit nominations in accordance with our bylaws.

        Shareholders who submit candidates for nomination must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholder. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

        In evaluating such recommendations, the committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

        Our committee uses a variety of methods for identifying and evaluating nominees for director. They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The committee considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the committee uses the qualifications and standards discussed above, and it seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Report of the Audit/Compliance Committee

        Management is responsible for the company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the company's consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and issuing a report thereon. The committee's responsibility is to monitor and oversee these processes.

        In this context, the committee has met and held discussions with management and Elliott Davis, LLC, the company's independent auditors in 2007. In discharging its oversight responsibility as to the audit process, the committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit and Finance Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of First Community Corporation internal controls and the internal audit function's organization, responsibilities, budget and staffing. The committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.

        The committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit and Finance Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The committee also discussed the results of the internal audit examinations.

        The committee reviewed the audited consolidated financial statements of First Community Corporation as of and for the year ended December 31, 2007, with management and the independent auditors.

        Based on the above-mentioned review and discussions with management and the independent auditors, the committee recommended to the board that First Community Corporation's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. During 2007 the committee appointed Elliott Davis, LLC as the company's independent auditors for 2008.

Audit/Compliance Committee Mitchell M. Willoughby, Chairman Anita B. Easter O. A. Ethridge, D.M.D. W. James Kitchens, Jr. Loretta R. Whitehead

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation of Directors and Executive Officers

Executive Compensation

        The following table shows the compensation we paid for the years ended December 31, 2006 through 2007 to our chief executive officer and president, our chief financial officer, and the three most highly compensated other executive officers who earned over $100,000 for the year ended 2007 (collectively, the "named executive officers").

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings(1)	All Other Compensation(2)	Total

Michael C. Crapps, President & CEO	2007 2006	$223,095 213,245	— —	— —	— —	$24,117 —	$47,220 22,878	$10,585 18,197	$305,017 254,320

David K. Proctor Senior Vice President, Senior Credit Officer	2007 2006	115,500 115,042	— —	— —	— —	16,485 —	26,592 12,882	5,063 4,471	163,640 132,395

Joseph G. Sawyer Senior Vice President Chief Financial Officer	2007 2006	126,000 125,500	— —	— —	— —	17,621 —	45,607 22,093	5,010 4,365	194,238 151,958

J. Ted Nissen Senior Vice President Group Executive	2007 2006	116,600 116,050	— —	— —	— —	16,604 —	12,237 5,728	5,101 4,914	150,542 126,692

J. Thomas Johnson Chairman of the Board(3)	2007 2006	142,786 179,697	— —	— —	— —	— —	56,311 39,520	51,702 8,680	250,799 227,897

(1)
Amounts reflect the change in the present value of benefits attributable to named executive officers for 2007 compensation, as calculated under non-qualified retirement benefit plans.

(2)
For Mr. Crapps includes $7,785 and $6,397 company matching contribution to 401(k) plan, for 2007 and 2006, respectively, and $1,020 for country club dues and $1,780 for premiums paid on term life insurance policy for both 2007 and 2006. In 2006, Mr. Crapps was also paid a $750 per month automobile allowance.

For Mr. Proctor includes $4,043 and $3,451 company matching contribution to 401(k) plan for 2007 and 2006, respectively, as well as $1,020 for club dues for both 2007 and 2006.

For Mr. Sawyer includes $4,410 and $3,765 company matching contribution to 401(k) plan for 2007 and 2006, respectively, as well as $600 for club dues for both 2007 and 2006.

For Mr. Nissen includes $4,080 and $3,894 company matching contribution to 401(k) plan for 2007 and 2006, respectively, as well as $1,020 for club dues for both 2007 and 2006.

For Mr. Johnson includes $4,500 and $2,102 company matching contribution to 401(k) plan, for 2007 and 2006, respectively, as well as $1,440 and $750 for country club dues for 2007 and 2006, respectively. In addition, Mr. Johnson received $46,452 and $5,138 in life insurance benefits for 2007 and 2006, respectively.

(3)
Mr. Johnson retired as an executive vice president of the company and bank as of October 1, 2007.

Named Executive Officer Employment Agreements

        Michael C. Crapps.    On January 16, 2007, we entered into a new employment agreement with Mr. Crapps to serve as the president and chief executive officer of the company and bank. Unless it is terminated earlier according to provisions in the employment agreement, the agreement provides a three-year term of employment and at the end of each day during the term of employment the term of the agreement is automatically extended for an additional day so that the remaining term continues to be three years, except that either party can give the other party written notice of and fix the term to a finite term of three years from the date of the written notice.

        The initial base salary for Mr. Crapps will be $214,095, which amount is subject to annual review by the board of directors and may be increased. Mr. Crapps will be eligible to receive bonuses if he meets the goals set forth annually for him by the human resources/compensation committee of the board of directors. Furthermore, Mr. Crapps will be eligible for the company's long-term equity incentive program and for the grant of stock options, restricted stock and other similar awards. Mr. Crapps will be provided with a country club membership as well as life insurance policy for the benefit of his spouse and heirs. Mr. Crapps is entitled to participation in retirement, health, welfare and other benefit plans and programs of the company applicable to employees generally or to senior executives.

        The employment agreement may be terminated for death, disability or with or without cause. If the company terminates Mr. Crapps without cause, the company will pay to Mr. Crapps severance compensation in an amount equal to 100% of his then current monthly base salary each month for two years from the date of termination, plus any bonus earned or accrued through the date of termination.

        In addition, the employment agreement may be terminated for good reason by Mr. Crapps during the 90 day period beginning on the 30th day after a change of control or during the 90 day period beginning on the one year anniversary of a change of control. If Mr. Crapps so terminates the employment agreement for good reason, then (1) the company will pay him, within fifteen days, an amount equal to his then current annual base salary multiplied by three, plus any bonus earned or accrued through the date of termination; (2) for a period of two years, provide him with life insurance, disability, medical, dental and hospitalization benefits provided (subject to reduction based on benefits provided by a subsequent employer); (3) any outstanding incentive awards, including restricted stock, performance units, options and stock appreciation rights, granted under long-term equity incentive arrangements shall fully vest and become exercisable, as applicable, and (4) the non-solicitation, of customers and personnel, and non-compete provisions of the employment agreement shall cease to apply.

        In the event that the company's independent accountants acting as its auditors on the date of a change in control determine that the payments provided for in the employment agreement constitute "excess parachute payments" under Section 280G of the Internal Revenue Code, then the compensation payable under the employment agreement will be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to Mr. Crapps without his compensation being treated as "excess parachute payments" under Section 280G.

        The Employment Agreement contains provisions relating to non-solicitation of customers and personnel and non-competition during the term of employment and the two years thereafter, as well as provision relating to the protection of confidential information.

        David K. Proctor and Joseph G. Sawyer.    The company has entered into employment agreements with David K. Proctor, as senior vice president and senior credit officer, and Joseph G. Sawyer, as senior vice president and chief financial officer. Both employment agreements provide for an initial term of three years, to be extended automatically each day for an additional day so that the remaining term of the agreement will continue to be three years. The term may be fixed at three years without extension by notice of either party to the other. The term of each agreement is currently three years. The agreement with Mr. Proctor provided for a starting annual salary of $89,278, and the agreement with Mr. Sawyer provided for an annual salary of $91,260 per year, and the amounts have been reviewed annually and increased from time to time. Both Mr. Proctor and Mr. Sawyer are also eligible to receive annual payments based upon achievement criteria established by the board of directors.

        Both agreements provide that if the company terminates the executive's employment without cause the company shall be obligated to pay the employee compensation in an amount equal to 100% of his then current monthly base salary each month for three months from the date of termination, plus any bonus earned or accrued through the date of termination. If the executive terminates his employment or the company terminates the executive's employment after a change in control without cause, the company will pay the employee an amount equal to two times the then current annual base salary. In addition, the company will pay the employee any bonus earned or accrued through the date of termination. The company will remove any restrictions on outstanding incentive awards so that all such awards vest immediately. The company must continue to pay at its expense medical and life insurance benefits for a period of two years after termination.

        In addition, each agreement provides that during the employee's employment and for a period of 12 months thereafter, the employee may not (without prior written consent of the company) compete with the company or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a financial institution which has one or more offices or branches located within a radius of 10 miles from the bank's main office or any of its branch offices. This restriction does not apply after a change in control.

        J. Thomas Johnson.    In connection with our merger with DutchFork, J. Thomas Johnson, who had served as the president and chief executive officer of DutchFork, entered into new employment, consulting, and noncompete agreements with the bank effective on the closing date of the merger. Under the new agreements, Mr. Johnson agreed to serve as executive vice president of the bank for a period of three years with a paid annual salary of $175,000. Effective October 1, 2007, Mr. Johnson retired as executive vice president of the company and bank. On October 1, 2007, Mr. Johnson entered the consulting services phase of the agreement for two years in exchange for an annual consulting fee of $172,500. At the end of the consulting period, the bank will pay Mr. Johnson $150,000 per year for a three-year period for complying with certain restrictive covenants. During the term of the agreement, the bank has agreed to procure and maintain a life insurance policy, with certain limitations, on Mr. Johnson with death benefits payable to the bank in an amount that approximates the total payments due to the executive during the consulting period and the restricted period if the consulting services were performed and the restrictive covenants were honored in their entirety.

        The agreement provides that during the employment term, consulting period, and for a period of 36 months thereafter, the employee may not (without prior written consent of the company) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a financial institution which has one or more offices or branches located within a radius of 30 miles from the bank's main office or any of its branch offices. In addition, the agreement provides that during this restricted period, the employee may not solicit our customers or employees.

        The agreement provides that if we terminate without cause, we will be obligated to pay such employee an amount equal to his base salary for the remainder of the employment term, consulting period, and restrictive covenant period.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows the number of shares covered by both exercisable and non-exercisable options owned by the individuals named in the Summary Compensation Table as of December 31, 2007, as well as the related exercise prices and expiration dates. Options are granted pursuant to the plan.

Outstanding Equity Awards at December 31, 2007

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Michael C. Crapps	6,562 5,000	— —	— —	$14.00 20.20	2/16/2009 1/19/2015	— —	— —	— —	— —

David K. Proctor	3,937 5,000	— —	— —	$14.00 20.20	2/16/2009 1/19/2015	— —	— —	— —	— —

Joseph G. Sawyer	3,937 5,000	— —	— —	$14.00 20.20	2/16/2009 1/19/2015	— —	— —	— —	— —

J. Ted Nissen	2,625 5,000	— —	— —	$14.00 20.20	2/16/2009 1/19/2015	— —	— —	— —	— —

J. Thomas Johnson	69,494	—	—	$9.23	2/20/2011	—	—	—	—

Option Exercises and Stock Vested

        There were no stock options exercised by any named executive officers during the year ended December 31, 2007.

Director Compensation

        During the year ended December 31, 2007, outside directors received a retainer in the amount of $6,000 and fees of $500 for attendance at each board meeting and $150 for attendance at each committee meeting. Mr. Leventis, as chairman, received an $11,000 retainer and $850 for each board meeting. Mr. Leventis is also an employee of the company and as an employee he received a salary of $75,000, non equity incentive plan compensation of $8,108, matching contribution to the 401K plan of $1,763 and change in nonqualified deferred compensation earnings of $58,056 for 2007. Mr. Crapps and Mr. Johnson, as employees of the company, do not receive any board fees. Upon retirement as an employee in October 2007, Mr. Johnson began receiving board and committee fees. The following is a summary of the compensation paid to directors for 2007.

Name	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard K. Bogan	$11,550	—	—	—	—	—	$11,550
Thomas C. Brown	13,150	—	—	—	—	—	13,150
Chimin J. Chao	13,350	—	—	—	—	—	13,350
Michael C. Crapps	—	—	—	—	—	—	—
Hinton G. Davis	8,950	—	—	—	—	—	8,950
Anita B. Easter	12,100	—	—	—	—	—	12,100
O.A. Ethridge	13,050	—	—	—	—	—	13,050
George H. Fann, Jr.	13,200	—	—	—	—	—	13,200
W. James Kitchens, Jr.	11,550	—	—	—	—	—	11,550
J. Thomas Johnson(1)	1,800	—	—	—	—	43,125	44,925
James C. Leventis(2)	21,200	—	—	—	58,056	84,871	164,127
Alexander Snipe, Jr.	12,400	—	—	—	—	—	12,400
Roderick M. Todd, Jr.	12,150	—	—	—	—	—	12,150
Loretta R. Whitehead	12,900	—	—	—	—	—	12,900
Mitchell M. Willoughby	13,050	—	—	—	—	—	13,050

(1)
For Mr. Johnson, see Executive Compensation "Summary Compensation Table" for amounts paid as an employee prior to October 1, 2007. From October 1, 2007 through December 31, 2007 Mr. Johnson was paid $14,375 per month under the terms of his employment, consulting and noncompete agreement entered into upon consummation of the DutchFork merger on October 1, 2004.

(2)
For Mr. Leventis, the "Change in Non-Qualified Deferred Compensation Earnings" and "All Other Compensation" were earned or paid in his capacity as an employee of the company and bank. Other Compensation includes amounts paid for salary of $75,000, matching contribution for 401K of $1,763 and non-equity incentive plan compensation of $8,108.

(3)
The company has implemented a director deferred compensation plan whereby the director can elect to defer the annual retainer and earned monthly fees. For the amounts deferred under the plan the director receives units that can be exchanged for stock when the director retires.

        The following table summarizes the fee amounts deferred for each director electing all or partial deferral.

Name	2007 Fees Deferred ($)	Accumulated Share Units (#)	Accumulated Share Units Since Inception
Richard K. Bogan	$11,550	695.74	823.34
Chimin J. Chao	13,350	810.94	1,206.28
O. A. Ethridge	13,050	790.08	917.70
George H. Fann	—	—	119.41
W. James Kitchens, Jr.	—	—	458.49
Alexander Snipe, Jr.	12,400	754.33	1,177.03
Loretta R. Whitehead	12,900	781.54	781.54
Mitchell M. Willoughby	6,000	352.94	692.15

        Upon its formation, the company entered into an employment agreement with James C. Leventis, as the chairman of the board of the company. The employment agreement provides for an initial term of three years, to be extended automatically each day for an additional day so that the remaining term of the agreement will continue to be three years. The term may be fixed at three years without additional extension by notice of either party to the other. The term of the agreement is currently three years. The agreement provided for a starting annual salary for Mr. Leventis of $25,000 per year, and the amounts have been reviewed annually by the board of directors and increased from time to time based on the board's recommendation.

        Mr. Leventis is also eligible to receive annual payments based upon achievement criteria established by the board of directors. Since the company's formation through 2002, Mr. Leventis devoted approximately 25% of his time to the company. In 2003, Mr. Leventis began devoting a greater percentage of his time to the company and currently he is contributing 100% of his time to company responsibilities. The company has increased his salary proportionately.

        The agreement provides that if the company terminates the executive's employment without cause or if the executive's employment is terminated due to a sale, merger, or dissolution of the company or bank, the company will be obligated to continue his salary and bonus for the first 12 months thereafter plus one-half of his salary and bonus for the second 12 months thereafter. Furthermore, the company must remove any restrictions on outstanding incentive awards so that all such awards vest immediately and the company must continue to provide his life insurance and medical benefits until he reaches the age of 65.

        In addition, the agreement provides that following termination of the executive's employment with the company and for a period of 12 months thereafter, the executive may not (i) be employed in the banking business as a director, officer at the vice president level or higher, or organizer or promoter of, or provide executive management services to, any financial institution within Richland or Lexington counties, (ii) solicit major customers of the company for the purpose of providing financial services, or (iii) solicit employees of the company for employment.

Security Ownership of Certain
Beneficial Owners and Management

        The following table shows how much common stock in the company is owned by the directors, executive officers, and owners of more than 5% of the outstanding common stock, as of March 31, 2008. The mailing address for each beneficial owner is care of First Community Corporation, 5455 Sunset Boulevard, Lexington, South Carolina, 29072.

Name	Number of Shares Owned(1)	Right to Acquire(2)	% of Beneficial Ownership(3)
Richard K. Bogan	3,100	1,312.14%
Thomas C. Brown	23,125	1,312.76%
Chimin J. Chao	24,239	1,312.80%
Michael C. Crapps	30,355	11,563	1.31%
Hinton G. Davis	62,344	—	1.95%
Anita B. Easter	21,655	1,312.72%
O.A. Ethridge	21,311	1,312.71%
George H. Fann, Jr.	60,242	—	1.88%
W. James Kitchens, Jr.	4,761	—	.15%
J. Thomas Johnson	16,403	69,494	2.63%
James C. Leventis(4)	13,614	5,000.58%
David K. Proctor	15,383	8,937.76%
J. Ted Nissen	9,301	7,625.53%
Joseph G. Sawyer	13,522	8,937.70%
Alexander Snipe, Jr.	2,642	—	.08%
Roderick M. Todd, Jr.	6,830	—	.21%
Loretta R. Whitehead	15,750	—	.49%
Mitchell M. Willoughby	18,375	1,312.62%
All executive officers and directors as a group ( persons)	362,952	119,428	14.55%

(1)
Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)
Includes shares that may be acquired within the next 60 days of March 31, 2008 by exercising vested stock options but does not include any unvested stock options.

(3)
For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 3,196,854 shares of common stock outstanding on March 31, 2008.

(4)
Includes 7,268 shares held by an investment affiliate of Mr. Leventis.

Certain Relationships and Related Transactions

        We make loans and enter into other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these loans and other transactions be on substantially the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. Our policy is that all of our transactions with our affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party and will be approved by a majority of disinterested directors or by our audit committee. This policy is not written, but is followed.

        In 2007 the company paid insurance premiums of $284,000 to Davis Garvin Agency, Inc., which was founded by our director Hinton G. Davis, who was formerly the chief executive officer of the agency. The agency was sold during 2007 and Mr. Davis continues to be associated with the agency in a consulting capacity. The commissions received by the insurance agency were substantially less than the amount of the premium. This transaction was approved by our audit committee. The company does not believe that this transaction was material to the company or to Hinton G. Davis.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, we believe that all such reports for these persons were filed in a timely fashion during 2007 for transactions occurring in 2007.

Independent Registered Public Accountants

        We have selected Elliott Davis, LLC, to serve as our independent registered public accounting firm for the year ending December 31, 2008. A representative of Elliott Davis, LLC, will be present at the annual meeting and will have the opportunity to make a statement if desired, and is expected to be available to respond to appropriate questions.

Audit Fees

	Year Ended December 31, 2007	Year Ended December 31, 2006
Audit Fees	$66,275	$41,000
Audit-Related Fees	—	—
Tax Fees	13,700	13,450
All Other Fees	—	825

Total	$79,975	$55,275

        Audit Fees.    Includes the aggregate fees billed for the audit of our financial statements and the review of our financial statements in our quarterly reports. Audit fees for 2007 and 2006 were paid or payable to Elliott Davis, LLC.

        Tax Fees.    Includes fees for tax compliance, tax planning, and tax advice. In 2007, all tax fees were paid to Elliott Davis, LLC. In 2006, $6,185 was paid or payable to Elliott Davis, LLC and $7,265 was paid to Clifton D. Bodiford, CPA.

        All Other Fees.    In 2006 this category consisted of fees billed by Clifton D. Bodiford, CPA for services related to updating a consent.

Oversight of Accountants; Approval of Accounting Fees.

        Under the provisions of its charter, the audit committee is responsible for the retention, compensation, and oversight of the work of the independent auditors. The committee reviews any proposed services to insure that they are not prohibited by securities laws and approves the scope of all services prior to being performed. All of the accounting services and fees reflected in the table above have been reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor.

Shareholder Proposals for the 2009 Annual Meeting of Shareholders

        If shareholders wish a proposal to be included in the company's proxy statement and form of proxy relating to the 2009 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the company no later than December 15, 2008. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the company's bylaws relating to shareholder proposals in order to be included in the company's proxy materials.

        Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered to our principal executive offices not later than 90 days in advance of the annual meeting.

April 20, 2008

PROXY SOLICITED FOR ANNUAL MEETING

OF SHAREHOLDERS OF

FIRST COMMUNITY CORPORATION

To be held on May 21, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints David K. Proctor and Joseph G. Sawyer, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of Common Stock of First Community Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held on May 21, 2008 at the South Carolina State Museum, Vista Room, 301 Gervais Street, Columbia, South Carolina, at 11:00 a.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged.  These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted “for” Proposal No. 1 to elect the five identified Class II directors to serve on the board of directors each for three-year terms, and “for” Proposal No. 2 to ratify the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2008.

1.	PROPOSAL to elect five Class II directors to serve on the board of directors each for three-year terms.

Class II Directors
Thomas C. Brown
O.A. Ethridge, D.M.D.
W. James Kitchens, Jr.
Roderick M. Todd, Jr.
Mitchell M. Willoughby

☐ FOR all nominees	☐ WITHHOLD AUTHORITY	☐ AGAINST
listed (except as marked to the contrary)	to vote for all nominees

INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below.

2.	PROPOSAL to ratify the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	At their discretion upon such other matters as may properly come before the meeting.

Dated:

Signature of Shareholder(s)	Signature of Shareholder(s)

Print name clearly	Print name clearly

Please sign exactly as name or names appear on your stock certificate.  Where more than one owner is shown on your stock certificate, each owner should sign.  Persons signing in a fiduciary or representative capacity shall give full title.  If a corporation, please sign in full corporate name by authorized officer.  If a partnership, please sign in partnership name by authorized person.

INSTRUCTIONS FOR VOTING YOUR PROXY

Note that if your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

We offer three alternative methods of voting this proxy:

•                  By Telephone (using a touch-tone telephone)

•                  Through the Internet (using a browser)

•                  By Mail (using the attached proxy card and postage-paid envelope)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient methods of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING     Available until 3:00 a.m. Eastern Daylight Time on May 21, 2008

•                  This method of voting is available for residents of the U.S. and Canada

•                  On a touch-tone telephone, call TOLL FREE 1-866-818-9355, 24 hours a day, 7 days a week

•                  In order to vote via telephone, have the voting form in hand, call the number above and follow the instructions

•                  Your vote will be confirmed and cast as you directed

INTERNET VOTING    Available until 3:00 a.m. Eastern Daylight Time on May 21, 2008

•                  Visit the Internet voting website at http://www.proxyvotenow.com/fcco

•                  In order to vote online, have the voting form in hand, go to the website listed above and follow the instructions

•                  Your vote will be confirmed and cast as you directed

•                  You will only incur your usual Internet charges

ON-LINE ANNUAL MEETING MATERIALS: obtained at http://www.cfpproxy.com/5474

VOTING BY MAIL

•                  Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

•                  If you are voting by telephone or through the Internet, please do not return your proxy card.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 20, 2008
FIRST COMMUNITY CORPORATION 5455 Sunset Boulevard Lexington, South Carolina 29072
Proxy Statement for Annual Meeting of Shareholders to be Held on May 21, 2008
Voting Information
Proposal No. 1: Election of Directors
PROPOSAL No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION AND OTHER INFORMATION Compensation of Directors and Executive Officers
Summary Compensation Table
Outstanding Equity Awards at December 31, 2007
Security Ownership of Certain Beneficial Owners and Management
Certain Relationships and Related Transactions
Compliance with Section 16(a) of the Securities Exchange Act of 1934
Independent Registered Public Accountants
Audit Fees
Oversight of Accountants; Approval of Accounting Fees.
Shareholder Proposals for the 2009 Annual Meeting of Shareholders